Filed pursuant to Rule 424(b)(3)
                                                  Registration No. 333-92599


                             SUPPLEMENT TO FORM SB-2

                         FILED BY SMARTSERV ONLINE, INC.

                               ON JANUARY 7, 2000

                           REGISTRATION NO. 333-92599

         On May 15, 2000, the Company sold 353,535 shares of common stock at $49.50 per share, to three investors in a private placement, resulting in gross proceeds of $17,500,000. The proceeds will be used for general corporate purposes. The Company agreed to register the shares issued with the Securities and Exchange Commission. Upon the effectiveness of such registration statement such shares would become freely tradeable.

         On May 16, 2000, the Company's common stock and public warrants commenced trading on the Nasdaq National Market under the symbols SSOL and SSOLW, respectively.

         Since the date of the prospectus, Spencer Trask Holdings, Inc. and Kevin Kimberlin Partners, L.P., selling stockholders named in the "Selling Stockholders" table in the prospectus, have respectively, transferred and sold a portion of their warrants to other persons, who were not named as selling stockholders in the prospectus. Accordingly, the "Selling Stockholders" table of the prospectus is supplemented to reflect the number of shares that remain beneficially owned and to be sold by Spencer Trask Holdings, Inc. and Kevin Kimberlin Partners, L.P., after giving effect to such transfers and sales and to reflect the shares beneficially owned and to be sold by its respective transferees and purchasers. The total number of shares offered by the prospectus, as supplemented by this prospectus supplement, remains unchanged.

                              SELLING STOCKHOLDERS


         The shares being offered for resale by the selling stockholders consist of the shares of common stock held by Arnhold and S. Bleichroeder, Inc. and shares of common stock and shares of common stock underlying warrants to purchase common stock held by the other named selling stockholders. Other than consulting arrangements with Bruno Guazzoni and Steven Rosner, investment advisory relationships with The Zanett Securities Corporation and Spencer Trask Securities, Incorporated (which is related to Spencer Trask Holdings Inc. and Kevin Kimberlin Partners, L.P.) and that Claudio Guazzoni is a director of SmartServ and principal of The Zannet Securities Corporation, a selling stockholder, none of the selling stockholders have and, within the past three years have not had, any position, office or other material relationship with us or any of our predecessors or affiliates.


         The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by the selling stockholders as of May 15, 2000 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately under this prospectus. All information with respect to share ownership has been furnished by the selling stockholders. Because the selling stockholders may sell all or part of their shares, no estimates can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of any offering made hereby.

                                             Shares of Common       Shares of       Beneficial Ownership
                                            Stock Beneficially    Common Stock      After Offering If All
        Selling Stockholders                      Owned            to be Sold          Share Are Sold
        --------------------                 --------------       --------------       --------------

Arnhold and S. Bleichroeder, Inc.                    196,470          196,470                0

Adam Stern                                            89,750           89,750                0

Jackie Fabry                                           1,000            1,000                0

A. Emerson Martin                                      8,250            8,250                0

William Dioguardi                                     40,833           40,833                0

Donna Baselice                                         1,833            1,833                0

Thomas Hutzel                                          1,167            1,167                0

Ronald Luken                                           1,000            1,000                0

Spencer Trask Holdings Inc.                           62,000           62,000                0

Kevin Kimberlin Partners, L.P.                       277,500          277,500                0

Stephen R. Connoni                                   100,000          100,000                0




Michael R. Rubino, Jr.                                50,000           50,000                0

George Karfunkel                                      50,000           50,000                0

Bruno Guazzoni                                       888,703          888,703                0

Steven Rosner                                        407,500          407,500                0

Stephen P. Harrington                                104,167          104,167                0

Robert Rosner IRA                                     41,667           41,667                0

Harvey and Donna Sternberg                            20,833           20,833                0

The Zanett Securities Corporation                    151,805          151,805                0

Zanett Lombardier, Ltd.                               63,604           63,604                0
                                                    --------         --------          -------
          Total                                    2,558,082        2,558,082                0
-----------------



         We agreed with Arnhold and S. Bleichroeder, Inc., a selling stockholder, to file the registration statement, of which this prospectus is a part, as soon as possible after July 1, 1999, to use our best efforts to cause such registration statement to be declared effective by the Securities and Exchange Commission as soon as practical thereafter, and to keep the registration statement effective for a period of one year following the date it is declared effective. In the event that we fail to obtain the effectiveness of the registration statement on or before September 29, 1999, or any stop order or other suspension of the effectiveness of the registration statement occurs as a result of our failure to have current filings under the Securities Exchange Act of 1934, we have agreed to pay ASB $10,000 per month until we obtain effectiveness of the registration statement. In a securities purchase agreement among us and certain of the other selling stockholders, we have also agreed to register the 1,016,667 shares of common stock underlying warrants issued to them. Spencer Trask Securities Incorporated and Kevin Kimberlin Partners, LP have agreed that they will not sell any of the 683,333 shares of common stock issuable upon exercise of the warrants owned by them until May 15, 2000 and they have further agreed that they will not sell more than 25% of such shares in each succeeding quarter. These agreements are binding on their successors. Pursuant to a consulting agreement with Steven Rosner, we have agreed to register 240,833 shares of common stock underlying warrants issued to him. Mr. Rosner has agreed not to exercise 200,000 of such warrants for the 180 day period ending on April 21, 2000. We agreed with The Zanett Securities Corporation, Zanett Lombardier, Ltd. and Bruno Guazzoni to register the shares of common stock underlying warrants issued to them. They agreed that they will not exercise their warrants to the extent that they would beneficially own more than 4.99% of our common stock. They can waive this restriction on 61 days notice.